Exhibit 99.1
CTPartners Executive Search Revises Preliminary Earnings Results For Fourth Quarter 2014 and Withdraws First Quarter and Full Year Earnings Per Share Guidance for 2015
NEW YORK--(BUSINESS WIRE)--Jan. 28, 2015-- CTPartners Executive Search Inc. (the “Company”) (NYSE MKT:CTP) today announced that it is revising its fourth quarter and full year 2014 preliminary earnings results previously announced on January 21, 2015. The revision is a result of a $1.7 million increase in the Company’s estimate of operating expenses for the fourth quarter primarily due to compensation expense associated with consultant performance bonuses. Estimated net revenue for the fourth quarter of 2014 remains at approximately $42 million and approximately $172 million for the full year.
For the fourth quarter, GAAP net loss attributable to the Company is now expected to be in the range of $1.3 million to $1.6 million, or $0.19 to $0.23 per share. Adjusted net loss for the fourth quarter of 2014 is expected to be in the range of $0.4 million to $0.6 million, or $0.07 to $0.09 per share.
For the full year 2014, GAAP net income is expected to be in the range of $3.0 million to $3.3 million, or $0.38 to $0.43 per share, compared to a net loss of $1.6 million, or $0.23 loss per share, in 2013. The Company expects adjusted net income, excluding after-tax non-operating items of $1.9 to $2.3 million, for the full year to be in the range of $5.2 million to $5.4 million, or $0.67 to $0.71 per share, compared to adjusted net income of $1.8 million, or $0.24 per share, reported in 2013.
For 2015, CTPartners still expects to report approximately $200 million in net revenue, consistent with the guidance provided on January 21, 2015. However, the Company is withdrawing its previously announced earnings guidance for the first quarter and full year 2015. The Company expects to provide earnings guidance on the first quarter and full year 2015 when it announces actual financial results on or about March 12, 2015.
The Company also announced that it has suspended the proposed common stock offering announced on January 26, 2015.
This unaudited preliminary financial information for the quarter and fiscal year ended December 31, 2014 is based upon our estimates and subject to completion of our financial closing procedures. Moreover, these data have been prepared solely on the basis of currently available information by, and are the responsibility of, management. This preliminary financial information is not a comprehensive statement of our financial results for this period, and our actual results may differ materially from these estimates due to the completion of our financial closing procedures, final adjustments, completion of the audit of our financial statements and other developments that may arise between now and the time the audit of our financial statements is completed. There can be no assurance that these estimates will be realized, and estimates are subject to risks and uncertainties, many of which are not within our control.

Reconciliation of Non-GAAP measures

	(in thousands, except per share amounts)
	Three months ended December 31
	2014	2013
	Estimated	Actual
CALCULATION OF "AS ADJUSTED" PERFORMANCE MEASURE
Net income/(loss)	$(1,340) to $(1,590)	$85
Adjustments:
Post-combination compensation and reorganization expense	0 to 100	143
Foreign exchange loss/(gain) on funding of foreign subsidiaries	435 to 535	47
Costs incurred for restatement, acquisition and integration	850 to 1200	610
Impairment charges	—	594
Tax effect of the adjustments	(500) to (650)	(533)
Adjusted net income/(loss)	$(400) to $(550)	$946

Earnings per common share, as adjusted	$(0.07) to $(0.09)	$0.12
Use of non-GAAP measures: The table above contains selected financial information calculated other than in accordance with U.S. Generally Acceptable Accounting Principles (“GAAP”).

	(in thousands, except per share amounts)
	Year ended December 31
	2014	2013
	Estimated	Actual
CALCULATION OF "AS ADJUSTED" PERFORMANCE MEASURE
Net income/(loss)	$3,000 to $3,300	$(1,770)
Adjustments:
Post-combination compensation and reorganization expense	0 to 100	2,659
Foreign exchange loss/(gain) on funding of foreign subsidiaries	700 to 800	867
Costs incurred for restatement, acquisition and integration	2,500 to 2,800	1,748
Impairment charges	—	594
Tax effect of the adjustments	(1,200) to (1,400)	(2,280)
Adjusted net income	$5,250 to $5,400	$1,818

Earnings per common share, as adjusted	$0.67 to $0.71	$0.24

About CTPartners Executive Search Inc.
CTPartners is a global executive search firm that is designed to deliver in-depth expertise, creative strategies, and outstanding results to clients worldwide. From its 44 offices in 24 countries, CTPartners serves clients with a global organization of more than 500 professionals and employees, offering expertise in board advisory services, key leadership functions, and executive recruiting services in the financial services, life sciences, industrial, professional services, retail and consumer, and technology, media and telecom industries.
Safe Harbor Statement
The following is a Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This press release includes forward-looking statements. As a general matter, forward-looking statements reflect our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. These statements may be identified by the use of forward looking terminology such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates,” or the negative version of those words or other comparable words, but the absence of these words does not necessarily mean that a statement is not forward-looking. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for the disclosure of forward-looking statements.
The forward looking statements included in this press release are made only as of the date hereof. We do not undertake any obligation to update or review any forward-looking statement, whether as a result of new information, future developments or otherwise. You should, however, review the factors and risks we describe in the reports we will file from time to time with the Securities and Exchange Commission.

Source: CTPartners Executive Search Inc.
Investor Relations
EVC Group, Inc.
Bob Jones, 646-201-5447
bjones@evcgroup.com
Chris Dailey, 646-445-4801
cdailey@evcgroup.com
or
Jennifer Silver, 1-877-439-9229
1 International Place
32nd Floor
Boston, MA 02110
IR@Ctnet.com